UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)

ANHEUSER-BUSCH INBEV SA/NV
(Name of Issuer)

Ordinary Shares, without nominal value

American Depositary Shares, each of which represents 1 (one) Ordinary Share, without nominal value, evidenced by American Depositary Receipts
 (Title of Class of Securities)

03524A108
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 03524A108

1.	Names of Reporting Persons. BRC S.à.R.L.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 2 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Stichting Anheuser-Busch InBev
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization The Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) OO

Page 3 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Eugénie Patri Sébastien S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 4 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Rayvax Société d’Investissements S.A.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 5 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Sébastien Holding NV/SA
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 6 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Fonds InBev-Baillet Latour SPRL
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 7 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Fonds Voorzitter Verhelst BVBA
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Belgium
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,902,092 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,902,092 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,902,092 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) CO

Page 8 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Jorge Paulo Lemann
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 9,000
	6.	Shared Voting Power: 838,903,657 Ordinary Shares
	7.	Sole Dispositive Power: 9,000
	8.	Shared Dispositive Power: 838,903,657 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,912,657 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) IN

Page 9 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Carlos Alberto da Veiga Sicupira
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 838,903,657 Ordinary Shares
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 838,903,657 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 838,903,657 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.2%
12.	Type of Reporting Person (See Instructions) IN

Page 10 of 24 Pages

CUSIP No. 03524A108

1.	Names of Reporting Persons. Marcel Herrmann Telles
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Federative Republic of Brazil
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power: 3,596,355
	6.	Shared Voting Power: 838,903,657 Ordinary Shares
	7.	Sole Dispositive Power: 3,596,355
	8.	Shared Dispositive Power: 838,903,657 Ordinary Shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 842,500,012 Ordinary Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 52.4%
12.	Type of Reporting Person (See Instructions) IN

Page 11 of 24 Pages

Item 1.

(a)	Name of Issuer: Anheuser-Busch InBev SA/NV
(b)	Address of Issuer’s Principal Executive Offices Brouwerijplein 1, 3000 Leuven, Belgium

Item 2.

(a)

Name of Person Filing

BRC S.à.R.L.
Stichting Anheuser-Busch InBev
Eugénie Patri Sébastien S.A.
Rayvax Société d’Investissements S.A.
Sébastien Holding NV/SA
Fonds InBev-Baillet Latour SPRL
Fonds Voorzitter Verhelst BVBA
Jorge Paulo Lemann
Carlos Alberto da Veiga Sicupira
Marcel Herrmann Telles

(b)

Address of Principal Business Office or, if none, Residence

The address of the principal business office of BRC S.à.R.L. is:
3, Boulevard Royal, L-2449 Luxembourg.

The address of the principal business office of Stichting Anheuser-Busch InBev is:
De Boelelaan 7, NL – 1083 Amsterdam, The Netherlands.

The address of the principal business office of Eugénie Patri Sébastien S.A. is:
Route de Longwy 488, L-1940 Luxembourg.

The address of the principal business office of Rayvax Société d’Investissements S.A. is:
19, Square Vergote, B-1200 Brussels, Belgium.

The address of the principal business office of Sébastien Holding NV/SA is:
19, Square Vergote, B-1200 Brussels, Belgium.

The address of the principal business office of Fonds InBev-Baillet Latour SPRL is:
Grand’Place 1, 1000 Brussels, Belgium.

The address of the principal business office of Fonds Voorzitter Verhelst BVBA is:
Brouwerijplein 1, 3000 Leuven, Belgium.

The address of the principal business office of Jorge Paulo Lemann is:
Zürcherstrasse 325, 8645 Jona, Switzerland.

The address of the principal business office of Carlos Alberto da Veiga Sicupira is:
Redingstrasse 4, 3rd Flr, CH - 9000, St. Gallen, Switzerland.

The address of the principal business office of Marcel Herrmann Telles is:
Redingstrasse 4, 4th Flr, CH - 9000, St. Gallen, Switzerland.

Page 12 of 24 Pages

(c)	Citizenship See Item 4 of Cover Pages
(d)	Title of Class of Securities Ordinary Shares
(e)	CUSIP Number 03524A108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

(a)	Amount beneficially owned: See Item 9 of Cover Pages.
(b)	Percent of class: See Item 11 of Cover Pages.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See Item 5 of Cover Pages.
	(ii)	Shared power to vote or to direct the vote See Item 6 of Cover Pages.
	(iii)	Sole power to dispose or to direct the disposition of See Item 7 of Cover Pages.
	(iv)	Shared power to dispose or to direct the disposition of See Item 8 of Cover Pages.

Page 13 of 24 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 14 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

BRC S.À.R.L. by /s/ Carlos Alberto Da Viega Sicupira Name: Carlos Alberto Da Viega Sicupira Title: Class A Director
by /s/ Alexandre Behring Name: Alexandre Behring Title: Class B Director

Page 15 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

STICHTING ANHEUSER-BUSCH INBEV by /s/ Paul Cornet de Ways Ruart Name: Paul Cornet de Ways Ruart Title: Class A Director
by /s/ Roberto Moses Thompson Motta Name: Roberto Moses Thompson Motta Title: Class B Director

Page 16 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

EUGÉNIE PATRI SÉBASTIEN S.A. by /s/ Paul Cornet de Ways Ruart Name: Paul Cornet de Ways Ruart Title: Director
by /s/ Alexandre Van Damme Name: Alexandre Van Damme Title: Director
by /s/ Grégoire de Spoelberch Name: Grégoire de Spoelberch Title: Director

Page 17 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

RAYVAX SOCIÉTÉ D’INVESTISSEMENTS S.A. by /s/ Paul Cornet de Ways Ruart Name: Paul Cornet de Ways Ruart Title: Director
by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Director

Page 18 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

SÉBASTIEN HOLDING NV/SA by /s/ Paul Cornet de Ways Ruart Name: Paul Cornet de Ways Ruart Title: Director
by /s/ Arnoud de Pret Name: Arnoud de Pret Title: Director

Page 19 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

FONDS INBEV-BAILLET LATOUR SPRL by /s/ Alain De Waele Name: Alain De Waele Title: Director

Page 20 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

FONDS VOORZITTER VERHELST BVBA by /s/ Ludo Degelin Name: Ludo Degelin Title: Director
by /s/ Luc Hermans Name: Luc Hermans Title: Director

Page 21 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

JORGE PAULO LEMANN * Name: Jorge Paulo Lemann

*By /s/ Roberto Moses Thompson Motta Roberto Moses Thompson Motta Attorney-in-Fact

Page 22 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

CARLOS ALBERTO DA VEIGA SICUPIRA * Name: Carlos Alberto Da Veiga Sicupira

*By /s/ Roberto Moses Thompson Motta Roberto Moses Thompson Motta Attorney-in-Fact

Page 23 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

MARCEL HERRMANN TELLES * Name: Marcel Herrmann Telles

*By /s/ Roberto Moses Thompson Motta Roberto Moses Thompson Motta Attorney-in-Fact

Page 24 of 24 Pages

INDEX TO EXHIBITS
Exhibit No.	Description

Exhibit 99.1	Item 7 Information

Exhibit 99.2	Power of Attorney of Jorge Paulo Lemann

Exhibit 99.3	Power of Attorney of Carlos Alberto Da Veiga Sicupira

Exhibit 99.4	Power of Attorney of Marcel Herrmann Telles